                                                             Exhibit No. EX-99.2

These  shares are held  directly by the John T. Kim Trust dated  5/17/04 for the benefit of his children (Irrevocable), and are held indirectly by John T. Kim as
Co-Trustee and family member of, and sharing same household with,  Jason Lee Kim and Allyson Lee Kim, the beneficiaries of the Trust. The shares were a gift from the John T. Kim Trust dated  12/31/87 to the John T. Kim Trust dated 5/17/04 for the benefit of his children (Irrevocable).